Exhibit 10.2

Absorbable Endoureteral Stent

Advanced Development and Pilot Production:

A 12-Month Program Agreement Outline

Prepared for Valera Pharmaceuticals, Inc.

Issued: March 24, 2006

Revised: April 10, 2006

This document entails (1) background and specific aims of the 12-month program; (2) an outline of major experimental segments; (3) target dates for completion of program segments; (4) program monitoring and review, (5) program budget and disbursement schedule; (6) licensing and manufacturing agreements; and (7) contingency plans.

I. Background and Specific Aims of the 12-Month Program—This section provides an outline of the 12-month program consisting of two parts, which will be pursued simultaneously for the first 3-month period of the program. The first part is a 3-month fast-track advanced development on the fast-absorbing EUB-Mk stent for which the exploratory studies were commenced on February 28, 2006. The specific aims of this part are (1) to develop the EUB-Mk stent to allow its use for the animal study (planned to commence by May 8, 2006), along with the moderately absorbing radiopaque EUB stent (as noted in the final report of March 23, 2006, and agreed upon during the March 10, 2006, joint meeting and action items of March 18, 2006), and to prepare reproducibly using a validated process, the sterilized EUB and EUB-Mk stent needed for the animal studies; and (2) to validate the polymer synthesis, fibers processing (spinning, knitting, and coiling), lab-scale stent assembling process, and Et-O sterilization/packaging , prepare SOPs thereof, and use these SOPs for preparing the stents for the animal studies. The second part of the program deals primarily with scale-up and pilot production which was initiated on March 13, 2006, and will continue to February 27, 2007. The specific aims of the second segment are to (1) implement any changes in stent composition and design which are deemed necessary as per the results of the animal study; (2) develop needed equipment for up-scaled assembly of the EUB and EUB-Mk stents; (3) validate the up-scaled assembling process for EUB and EUB-Mk and demonstrate equivalence to those assembled on a laboratory scale; (4) implement any needed changes of any of the processes throughout the study; (5) purchase needed equipment for pilot production, complete the IQ/OQ/PQ for each newly installed piece of equipment for the initial production scheme; and (6) prepare stent on a pilot production scale as per specifications.

II. Outline of Major Experimental Segments:

Segment One—This consists of (1) preparing selected EUB-Mk polymers and processing to 2-component stents (elastomeric film reinforced with knitted monofilament); (2) selecting one composition for pursuing process validation of all steps leading to lab-scale assembling, packaging, and sterilization; (3) preparing the SOPs for all processes; and (4) preparing the EUB-Mk stents needed for the animal study as per the respective SOPs.

Segment Two—This pertains to the 3-component EUB stent (elastomeric film reinforced with a combination of a coiled monofilament and knitted multifilament yarns). The experimental plans required to date for this segment are the same as those described in items 2 and 4 of Segment One.

Segment Three—This consists of (1) preparation of tentative specifications for EUB and EUB-Mk stents and use to release of devices geared for use in the animal studies; (2) shipment of packaged (using a Poly-Med prototype design) sterile stents to designated animal facilities; and (3) initiation of informal stability study at 4, 25, and 50°C on packaged sets of both stents.

Segment Four – This deals with (1) developing in-house equipment for mechanical winding and thermoforming the coil component of the EUB; (2) confirming the reproducibility of the coil preparation of item 1; (3) validating the coil preparation scheme and preparing an SOP therefor; and (4) assembling a number of EUB stents using the coil made as per the SOP of item 3 and verifying equivalence to those based on the hand-wound coil of Segment Two.

Segment Five—This consists of (1) identifying critical composition, design, and package features as per the results of the animal studies (pilot and/or main); (2) implementing needed optimization at the respective steps of the finished stent; and (3) determining that the implemented changes do not require repeating parts or all of the animal studies.

Segment Six—This deals with scale-up of all processes beyond polymer synthesis and spinning and entails (1) purchasing additional knitting equipment and verifying suitability for producing needed constructs; (2) developing up-scaled, multiple film casting stations and verifying their suitability for use in stent assembling; (3) purchasing new Et-O sterilizers and validating their use for multiple station sterilization of stents; (4) optimizing the primary packaging and purchasing up-scaled equipment and verifying their equivalence to those used in Segment Three; (5) purchasing and developing up-scaled packaging equipment and validating its use for producing packaged devices; (6) developing a consistent packaging scheme; (7) purchasing needed labeling equipment and developing a consistent labeling and shipping scheme; (8) establishing a Q.C. system; and (9) supporting Valera Pharmaceuticals’ efforts in securing regulatory approval.

Segment Seven—This is to (1) complete needed IQ/OQ/PQ of newly purchased equipment; (2) establish final product release specifications; (3) prepare first pilot lot of stents as per established product specifications; and (4) pilot testing the established Q.C. system.

III. Target Dates for Completion of Program Segments

Program Segment	Target date for Completion	Program Segment	Target Date for Completion
One	5/5/2006	Five	9/15/2006
Two	5/5/2006	Six	12/15/2006
Three	6/12/2006	Seven	2/27/2007
Four	8/11/2006

IV. Program Monitoring and Review—A brief activity report will be issued after the completion of each segment, which will be used in a discussion to be held during a teleconference shortly after the report distribution. In-person review meetings will be conducted during the 2nd and 4th quarter of 2006 and 1st quarter of 2007. A brief report will be issued shortly after the completion of the program.

V. Program Budget and Disbursement Schedule—The basic total program budget (including materials, labor, and overhead) is $220,600, $20,600 to be paid upon acceptance of the proposed program followed by five equal payments of $40,000 following the completion of Segments Three, Four, Five, Six, and Seven, respectively.

In the event of my unexpected but justifiable reason Valera Pharmaceuticals decides to abandon the program at any milestone, Valera Pharmaceuticals, Inc., will only pay the scheduled payment for the succeeding milestone.

This budget will be reviewed following the completion of Segment Five to determine the need for increasing it to accommodate any unexpected increase in cost of completing the program beyond this segment.

VI. Licensing and Manufacturing Agreement—After reviewing the key Poly-Med patent applications, forwarded to Dr. Kuzma on March 16 (SHA-64 CIP and SHA-75), by Valera Pharmaceuticals legal consultant, arrangements will be made to formalize a mutually acceptable licensing agreement. This will be in concert with the primary elements of the agreement included in the approved April 27, 2005 revised proposal. Shortly after the successful conclusion of Segment Three, a formal manufacturing/supply agreement will be completed. It is understood that Poly-Med’s attorney will handle the Poly-Med intellectual properties matters related to this program. It is also understood that Poly-Med will be responsible for U S. filing, legal, and maintenance fees for pending (our files SHA-64, SHA-64 CIP, SHA-75, and SHA-79) and future applications associated with the program. Meanwhile Valera Pharmaceuticals will be responsible for the corresponding expenses associated with foreign filings if it wishes to secure patent protection in foreign countries.

VII. Contingency Plans—Outline below are the contingency plans to address any unexpected complications at critical segments of the program.

A. First Potential Complication: Unavailability of an animal facility to conduct the pilot study in a timely manner.

Contingency Plans—Using Dr. Chew’s draft for the pilot study protocol, Poly-Med, with the assistance of Godley-Snell Research Center (G-SRC) staff of Clemson University, have prepared a formal protocol. This will be submitted to the University Animal Research Committee on March 29, 2006 for review on April 12, 2006. If approved, the pilot study may be conducted at G-SRC by Dr. Chew and Poly-Med/G-SRC staff.

B. Second Potential Complication: Results of the pilot study uncover undesirable deployment, functional and/or fragmentation features.

Contingency Plans—The advanced development studies are designed to allow implementing needed composition and/or design changes within an eight-week period. This may result in an eight-week delay in completing Segment Six. However, more effort will be allocated to Segment Seven to complete the overall plans with only a four-week delay.

C. Contingency Terms Pending Results of Animal Pilot Study:

In the event that results of the pilot animal study, that is to be completed by June 12, 2006, do not provide sufficient confidence for Valera Pharmaceuticals to continue its support of the 12-month program, Valera Pharmaceuticals supported activities will be suspended in concert with the term of Section V of this Agreement. More specifically, Valera Pharmaceuticals will pay Poly-Med $20,600 upon signing this Agreement and two equal payments of $40,000 on June 12 and August 11, 2006. Upon meeting these terms, Valera Pharmaceuticals will have no financial obligation to Poly-Med, signaling the automatic termination of this Program Agreement following the August 11, 2006 payment.

This R&D Proposal is accepted by:

Poly-Med, Inc.	Valera Pharmaceuticals, Inc.

/s/ S.W. Shalaby	/s/ Peter Kuzma
Signature	Signature

S. W. Shalaby	Peter Kuzma
Print name	Print name

President and Director of R&D	VP, R&D
Title	Title

April 10, 2006	April 21, 2006
Date	Date